Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK
General
OneWater Marine Inc. (“OneWater Inc.,” “we,” or “our”) is incorporated in the state of Delaware. The rights of OneWater Inc.’s stockholders are generally covered by Delaware law and our third amended and restated certificate of incorporation (our “Certificate of Incorporation”), and third amended and restated bylaws (our “Bylaws”). The terms of our common stock are therefore subject to Delaware law, including the Delaware General Corporation Law (the “DGCL”), and the common and constitutional law of Delaware.
This exhibit describes the general terms of the Class A common stock of OneWater Inc., which is listed on The Nasdaq Global Market under the symbol “ONEW.” This is a summary and does not purport to be complete. Our Certificate of Incorporation and Bylaws as they exist on the date of this Annual Report on Form 10-K are incorporated by reference or filed as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and amendments or restatements of each will be filed with the Securities and Exchange Commission (the “SEC”) in future periodic or current reports in accordance with the rules of the SEC. You are encouraged to read those documents.
For more detailed information about the rights of our capital stock, you should refer to our Certificate of Incorporation, our Bylaws and the applicable provisions of Delaware law, including the DGCL.
Authorized Capital Stock
The authorized capital stock of OneWater Inc. consists of 40,000,000 shares of Class A common stock, $0.01 par value per share (“Class A common stock”), 10,000,000 shares of Class B common stock, $0.01 par value per share (“Class B common stock”) and 1,000,000 shares of preferred stock, $0.01 par value per share.
Class A Common Stock
Voting Rights. Holders of shares of Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Except as otherwise provided by applicable law, the rules and regulations of any stock exchange applicable to OneWater Inc., our Certificate of Incorporation or our Bylaws, in all matters other than the election of directors and certain non-binding advisory votes, the affirmative vote of a majority of the shares entitled to vote on the matter will be the act of the stockholders. The holders of Class A common stock do not have cumulative voting rights in the election of directors. Our Certificate of Incorporation provides that our board of directors consists of one class. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, directors will be elected by the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote in the election.
Dividend Rights. Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.
Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.
Other Matters. The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All outstanding shares of our Class A common stock are fully paid and non-assessable.
Class B Common Stock
Generally. OneWater Inc. is a holding company and the sole managing member of One Water Marine Holdings, LLC (“OneWater LLC”), which became the principal operating subsidiary of OneWater Inc. on February 11, 2020 in the corporate reorganization (the “Reorganization”) completed in connection with OneWater Inc.’s initial public offering (the “IPO”), which closed on February 11, 2020. In connection with the Reorganization and the IPO, the holders (the “OneWater LLC Unit Holders”) of limited liability company interests in OneWater LLC (the “OneWater LLC Units”) received one share of Class B common stock for each OneWater LLC Unit that they hold. Accordingly, the OneWater LLC Unit Holders will have a number of votes in OneWater Inc. equal to the aggregate number of OneWater LLC Units that they hold.
Voting Rights. Holders of shares of our Class B common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval.

Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by our Certificate of Incorporation or our Bylaws. Additionally, Delaware law could require either our Class A common stock or Class B common stock to vote separately as a single class under certain circumstances, including (a) if we propose to amend our Certificate of Incorporation to (i) increase or decrease the par value of a class of stock or (ii) alter or change the powers, preferences or special rights of a class of stock in a manner that affects them adversely, then that class would be required to vote separately to approve the proposed amendment. Our Certificate of Incorporation expressly authorizes the number of authorized shares of Class A common stock, Class B common stock and preferred stock to be increased or decreased by the affirmative vote of the holders of a majority of the voting power of common stock, voting as a single class, irrespective of Section 242(b)(2) of the DGCL.
Dividend and Liquidation Rights. Holders of our Class B common stock do not have any right to receive dividends, unless the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on the same terms as simultaneously paid to the holders of Class A common stock. Holders of our Class B common stock do not have any right to receive a distribution upon a liquidation or winding up of OneWater Inc.
Redemption Rights. Shares of Class B common stock are redeemable for shares of Class A common stock on the terms and subject to the conditions set forth in the Amended and Restated Limited Liability Company Agreement of OneWater LLC, as it may be amended, restated, supplemented and otherwise modified from time to time.
Preferred Stock
Our Certificate of Incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further shareholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 1,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.
Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, our Bylaws and Delaware Law
Some provisions of Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on The Nasdaq Stock Market, from engaging in any business combination with any interested shareholder for a period of three years following the date that the shareholder became an interested shareholder, unless:
•the transaction is approved by the board of directors before the date the interested shareholder attained that status;
•upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
•on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

We expect the existence of Section 203 of the DGCL to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Certificate of Incorporation and Bylaws
Provisions of our Certificate of Incorporation and our Bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Class A common stock.
Among other things, our Certificate of Incorporation and Bylaws:
•establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of shareholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;
•provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without shareholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;
•provide that the authorized number of directors may be changed only by resolution of the board of directors, subject to the rights of the holders of any series of our preferred stock to elect directors under specified circumstances;
•provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
•provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series;
•provide that our Certificate of Incorporation may only be amended by the affirmative vote of the holders of at least a majority of our then outstanding Class A common stock and Class B common stock, voting together as a single class;
•provide that special meetings of our stockholders may only be called by a majority of the board of directors, the chief executive officer or the chairman of the board; and
•provide that our Bylaws can be amended by the board of directors.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our Certificate of Incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Forum Selection
Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:
•any derivative action or proceeding brought on our behalf;
•any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;
•any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws; or
•any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.
Notwithstanding the foregoing, the exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, or any other claim for which the federal courts have exclusive jurisdiction. Our Certificate of Incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Our Bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933.
Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our Certificate of Incorporation is inapplicable or unenforceable.
Limitation of Liability and Indemnification Matters
Our Certificate of Incorporation limits the liability of our directors and officers for monetary damages for breach of their fiduciary duty as directors and officers, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:
•for any breach of their duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or
•for any transaction from which the director or officer derived an improper personal benefit.
Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director or officer for acts or omissions that occurred prior to any such amendment, repeal or modification.
Our Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our Bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have entered into indemnification agreements with each of our current directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our Certificate of Incorporation and the indemnification agreements facilitates our ability to continue to attract and retain qualified individuals to serve as directors and officers.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is Broadridge Corporate Issuer Solutions, Inc.
Listing
Our Class A common stock is listed on The Nasdaq Global Market under the symbol “ONEW.”